Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Reports Third Quarter and Year-to-Date 2015 Financial Results

Announces Year-to-Date Investment Activity of $741.6 million

Third Quarter Highlights:

•	Reported third quarter 2015 total revenue of $34.9 million, up 146% year-over-year.

•	Generated quarterly normalized funds from operations (FFO) of $0.26 per share on a fully diluted basis, an increase of 53% year-over-year.

•	Third quarter investments of approximately $297.1 million comprised of 11 facilities totaling 876,113 square feet and 1 mezzanine loan.

•	Declared quarterly dividend of $0.225 per share for the third quarter 2015, paid October 30, 2015.

•	Portfolio was 95.5% leased based on square footage as of September 30, 2015.

•	Increased gross leasable square footage by 19% in the third quarter 2015 to 5,303,970 square feet.

•	Closed an additional $53.5 million of investments subsequent to the quarter ended September 30, 2015.

Milwaukee, WI - November 6, 2015 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the third quarter ended September 30, 2015.

John T. Thomas, President and Chief Executive Officer of the Trust, commented, “We are very proud of our operating performance and growth completed during the third quarter. We also appreciate the strong support by our investors in the follow-on offering completed in October, which further strengthened an already very strong balance sheet and positioned us for continued and sustainable growth. Our growth and focus on the quality of our income has delivered normalized FFO of $0.26 per common share and OP Unit during the third quarter, representing an increase of 53% year-over-year, and is more than 16% above our $0.225 quarterly dividend. We are focused on growing that coverage even more in the future. From the beginning of the Company just over 28 months ago, we have always stressed the importance of building a great long term organization striving to achieve reliable rising dividends and total shareholder returns, and we believe we are well on our way to continue delivering on those goals in to the future.”

Third Quarter Financial Results

Total revenue for the third quarter ended September 30, 2015 was $34.9 million, an increase of 146% from the same period in 2014, resulting from the expansion of the Company’s portfolio to 132 properties totaling 5,303,970 square feet. As of September 30, 2015, the portfolio was 95.5% leased. On a pro forma basis, if all of the 2015 third quarter acquisitions occurred on the first day of the third quarter, total revenue would have increased by an additional $3.6 million, to a pro forma total of $38.5 million.

Total expenses for the third quarter 2015 were $31.1 million, compared to $16.5 million in the third quarter 2014, or an increase of 89%. The increase in expenses was the result of an $8.1 million increase in depreciation and amortization, a $5.4 million increase in operating expenses, a $1.4 million increase in interest expenses, and a $0.3 million increase in acquisition related expenses, partially offset by a $0.4 million decrease in general and administrative expenses. On a pro forma basis, if all of the 2015 third quarter acquisitions occurred on the first day of the third quarter, depreciation and amortization expense and operating expenses would have increased by an additional $1.5 million and $1.0 million, respectively.

Net income for the third quarter 2015 was $4.0 million, compared to a net loss of $2.3 million for the third quarter 2014.

Net income attributable to common shareholders for the third quarter 2015 was $3.4 million, or $0.05 per diluted share based on 75.1 million weighted average shares outstanding.

Funds from operations (FFO) for the third quarter 2015 consisted of net income plus $12.5 million of depreciation and amortization, less $0.3 million of preferred distributions, resulting in $0.21 per diluted share. Normalized FFO, which adds back $3.3 million of acquisition expenses, was $19.3 million, or $0.26 per diluted share.

Normalized funds available for distribution (FAD) for the third quarter 2015, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market leases, amortization of lease inducements, amortization of deferred financing fees, recurring capital expenditures and seller master lease and rent abatement payments, was $16.9 million, or $0.23 per diluted share for the third quarter 2015.

As previously announced, the Company declared a dividend of $0.225 per share for the third quarter 2015. The dividend was paid on October 30, 2015, to shareholders of record on October 16, 2015.

Recent Events

Follow-on Offering

On October 19, 2015, the Company completed a follow-on public offering of 15,812,500 common shares at $15.00 per share, including 2,062,500 common shares issued upon exercise of the underwriters’ overallotment option, resulting in net proceeds to the Company of approximately $226.3 million. The Company contributed the net proceeds of this offering to the operating partnership in exchange for 15,812,500 OP Units, and the operating partnership used the net proceeds of the public offering to repay a portion of the outstanding indebtedness under the Company's unsecured revolving credit facility and for general corporate purposes, including working capital and investment in real estate.

Investment Activity

Since September 30, 2015, the Company has completed acquisitions of 14 additional healthcare properties in 4 states, containing an aggregate of 150,769 net leasable square feet, and entered into 2 mezzanine loans, for an aggregate amount of approximately $53.5 million, as summarized below.

Catalyst Portfolio. On October 13, 2015, the Company closed the acquisition of 12 medical office facilities in Alabama and Florida, for a purchase price of approximately $23.8 million. The 94,276 square foot portfolio is 88% leased. The primary anchor tenant in many of the facilities is Pensacola, Florida based, Baptist Health Care (S&P: “AA”) and includes other high quality physician providers. The first year unlevered cash yield is expected to be approximately 7.5%. In addition, the Company received the right of first refusal to acquire the seller’s future development pipeline upon completion, which currently totals nearly 240,000 square feet of medical office facilities, anchored by healthcare systems. There can be no assurance that the Company will acquire the seller's future development pipeline.

Truman Medical Center Mezz Loan. On October 16, 2015, the Company closed on a mezzanine loan in the amount of approximately $4.5 million in connection with the owner’s permanent financing of the Truman Medical Center MOB in Kansas City, Missouri, which contains approximately 87,500 square feet. The facility will be master leased to Truman Medical Center, the teaching hospital for the University of Missouri-Kansas City Medical School, and a major component in Hospital Hill, a master plan designed by community leaders for the consolidation and improvement of hospitals in the Kansas City area. The Company has a right of first offer and a right of first refusal to purchase the building.
Arete Surgical Centre. On October 19, 2015, the Company closed the acquisition of a medical office facility in Johnstown, Colorado, for a purchase price of approximately $9.1 million. The 15,000 square foot facility is 100% master leased to Arete Surgical Center, LLC. The master lease is guaranteed by the physician owners of the master tenant. The first year unlevered cash yield is expected to be approximately 6.6%.
Cambridge Professional Center. On October 30, 2015, the Company closed the acquisition of a medical office facility in Waldorf, Maryland, for a purchase price of approximately $11.6 million. The 41,493 square foot medical office facility is located in a suburb of Washington, DC. The two-story facility is 100% leased to five tenants with long-term leases and anchored by an endoscopy ambulatory surgery center. The first year unlevered cash yield is expected to be approximately 6.9%.
Great Falls Replacement Surgical Hospital Mezz Loan, Great Falls, Montana. On November 2, 2015, the Company closed on a mezzanine loan of approximately $4.5 million, to construct a replacement surgical facility, which will be approximately 63,886 square feet and adjacent to the physician owners existing primary clinical office facility. This new facility is replacing an existing surgical facility from across town to a location believed to be more efficient for most of the physician owners and patients they serve. The Company has entered into a contract to purchase the facility upon completion of construction, which is not anticipated to occur in 2015, for approximately $26.3 million. The acquisition is subject to customary closing conditions and there can be no assurance the Company will complete the transactions or acquire the facility. The building is expected to be 100% occupied upon completion.

2015 Acquisition Guidance
The Company expects to acquire between $700 million and $900 million of real estate during 2015. This guidance is inclusive of any previously announced acquisitions, including those detailed in the “Recent Events” portion of this press release.

Conference Call Information

The Company has scheduled a conference call on Friday, November 6, 2015, at 10:00 a.m. ET to discuss its financial performance and operating results for the third quarter ended September 30, 2015. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Third Quarter Earnings Call or passcode 13620861. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning November 6, 2015, at 1:00 p.m. ET until November 30, 2015, at 11:59 p.m. ET, by dialing (877) 870-5176 (U.S.) or (858) 384-5517 (International); passcode: 13620861. A replay of the webcast also will be accessible on the Investor Relations section of the Company’s website for one year following the event. The Company’s supplemental information package for the third quarter 2015 will also be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of September 30, 2015, owns approximately 94.9% of the partnership interests in our operating partnership ("OP Units").

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the "Commission"), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed by the Company with the Commission on March 12, 2015.

Source: Physicians Realty Trust

Physicians Realty Trust
Consolidated Statements of Operations
(In thousands, except share and per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Rental revenues	$28,145	$12,506	$72,111	$29,555
Expense recoveries	5,821	1,355	14,265	3,445
Interest income on real estate loans and other	904	300	2,661	640
Total revenues	34,870	14,161	89,037	33,640
Expenses:
Interest expense	3,341	1,911	7,244	4,849
General and administrative	4,018	4,445	11,359	8,867
Operating expenses	7,966	2,531	20,979	6,367
Depreciation and amortization	12,476	4,413	31,067	10,565
Acquisition expenses	3,257	2,922	11,764	9,254
Impairment loss	—	250	—	250
Total expenses	31,058	16,472	82,413	40,152
Income (loss) before equity in income of unconsolidated entity, gain on sale of investment properties, and noncontrolling interests:	3,812	(2,311)	6,624	(6,512)
Equity in income of unconsolidated entity	26	26	78	69
Gain on sale of investment properties	145	34	130	34
Net income (loss)	3,983	(2,251)	6,832	(6,409)
Net (income) loss attributable to noncontrolling interests:
Operating Partnership	(200)	233	(333)	887
Partially owned properties	(79)	(76)	(255)	(226)
Net income (loss) attributable to controlling interest	3,704	(2,094)	6,244	(5,748)
Preferred distributions	(300)	—	(791)	—
Net income (loss) attributable to common shareholders	$3,404	$(2,094)	$5,453	$(5,748)
Net income (loss) per share:
Basic	$0.05	$(0.06)	$0.08	$(0.21)
Diluted	$0.05	$(0.06)	$0.08	$(0.21)
Weighted average common shares:
Basic	71,034,747	36,313,644	69,040,121	27,980,408
Diluted	75,104,821	36,313,644	73,040,846	27,980,408

Dividends and distributions declared per common share and OP Unit	$0.225	$0.225	$0.675	$0.675

Physicians Realty Trust
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Investment properties:
Land and improvements	$123,240	$79,334
Building and improvements	1,167,768	644,086
Tenant improvements	8,524	5,614
Acquired lease intangibles	176,087	72,985
	1,475,619	802,019
Accumulated depreciation	(75,930)	(45,569)
Net real estate property	1,399,689	756,450
Real estate loans receivable	28,979	15,876
Investment in unconsolidated entity	1,323	1,324
Net real estate investments	1,429,991	773,650
Cash and cash equivalents	4,718	15,923
Tenant receivables, net	3,047	1,324
Deferred costs, net	7,118	4,870
Other assets	33,951	15,806
Total assets	$1,478,825	$811,573
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$473,000	$138,000
Mortgage debt	95,195	78,105
Accounts payable	1,393	700
Dividends payable	17,059	16,548
Accrued expenses and other liabilities	19,038	6,140
Acquired lease intangibles, net	5,053	2,871
Total liabilities	610,738	242,364

Redeemable noncontrolling interest - Operating Partnership and partially owned properties	11,719	—

Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 71,040,502 and 50,640,863 common shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively.	713	510
Additional paid-in capital	904,939	586,017
Accumulated deficit	(94,370)	(51,797)
Total shareholders’ equity	811,282	534,730
Noncontrolling interests:
Operating Partnership	43,737	33,727
Partially owned properties	1,349	752
Total noncontrolling interests	45,086	34,479
Total equity	856,368	569,209
Total liabilities and equity	$1,478,825	$811,573

Physicians Realty Trust
Reconciliation of Non-GAAP Measures
(In thousands, except share and per share data)

	Three Months Ended September 30,
	2015	2014
Net income	3,983	(2,251)
Preferred distributions	(300)	—
Depreciation and amortization expense	12,464	4,413
Gain on the sale of investment properties	(145)	(34)
Impairment charge	—	250
FFO applicable to common shares and OP Units	$16,002	$2,378
FFO per common share and OP Unit	$0.21	$0.06
Net change in fair value of derivative	38	(66)
Acquisition related expenses	3,257	2,922
Acceleration of deferred financing costs	—	141
Other normalizing items	—	1,800
Normalized FFO applicable to common shares and OP Units	$19,297	$7,175
Normalized FFO per common share and OP Unit	$0.26	$0.17
Normalized FFO applicable to common shares and OP Units	19,297	7,175
Non-cash share compensation expense	818	601
Straight-line rent adjustments	(2,373)	(1,200)
Amortization of acquired above/below market leases	544	76
Amortization of lease inducements	157	69
Amortization of deferred financing costs	359	274
TI/LC and recurring capital expenditures	(2,159)	(10)
Seller master lease and rent abatement payments	270	—
Normalized FAD applicable to common shares and OP Units	16,913	6,985
Normalized FAD per common share and OP Unit	0.23	0.17

Weighted average number of common shares and OP Units outstanding	75,104,821	41,224,028

This press release includes Funds From Operations, or FFO, and Normalized Funds Available For Distribution, or FAD, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and consequently, FFO is defined as net income/loss available to common share and unit holders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets. The Company believes that FFO is an important supplemental measure of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue. FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs. The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Normalized FFO is calculated as FFO available to common share and unit holders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified in the table above. The Company believes that Normalized FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Normalized FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for the Company.

The Company defines Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO, non-cash compensation expense, straight-line rent adjustments, amortization of acquired above or below market leases, amortization of deferred financing costs and amortization of lease inducements and includes cash payments from seller master leases and rent abatement payments. The Company believes Normalized FAD provides a meaningful supplemental measure of its ability to fund its ongoing distributions. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of the Company’s liquidity. Normalized FAD should be reviewed in connection with other GAAP measurements.